Exhibit 3

Real Property Investment (Guernsey) Limited

(the “Company”)

MINUTES of a Meeting of the Board of Directors of the above named company held at 237 Main Street, Gibraltar, on the 2nd day of February 2018.

Present:	Ian Calderon for and on behalf of Cheam Directors Limited - Director
Ian Felice – Director

1.	CHAIRMAN, NOTICE AND QUORUM

IT WAS RESOLVED that Mr Calderon be appointed Chairman of the meeting.

The Chairman reported that due notice of the Meeting had been given to each Director and that a quorum was present. Accordingly, the Chairman declared the Meeting duly convened and constituted.

2.	DECLARATIONS OF INTEREST

2.1	It was noted that each of the directors of the Company had examined in detail the requirements of the Company's Articles of Incorporation in respect of disclosure of directors' interests and sections 162 to 167 of the Companies (Guernsey) Law, 2008 (as amended) (the "Companies Law").

2.2	It was further noted that each of the directors of the Company had made:

(a)	a disclosure (in accordance with section 162(1)(b) of the Companies Law) of the nature and extent of any material interest (as defined in section 167 of the Companies Law) (if any) in the business to be transacted at the Meeting; and

(b)	a general disclosure (in accordance with section 162(3) of the Companies Law) of any material interests (as defined in section 167 of the Companies Law) (if any) in the counterparty to the business to be transacted at the Meeting.

3.	RESOLUTIONS

The Chairman tabled at the meeting a Schedule 13G/A to be submitted to the United States Securities and Exchange Commission in order to declare the Company’s holding in SodaStream International Ltd for the year ending 31st December 2017 (the “Form”).

After due consideration IT WAS RESOLVED to approve the Form and to authorise Mr Calderon on behalf of Cheam Directors Limited, Director to sign the Form on behalf of the Company and that it be filed with the SEC.

4.	CONCLUSION

There being no further business, the Chairman declared the Meeting closed.

/s/ Ian Calderon
CHAIRMAN